Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2016, relating to the financial statements and financial highlights of Centre Funds, comprising Centre American Select Equity Fund, Centre Active U.S. Treasury Fund and Centre Active U.S. Tax Exempt Fund, for the year ended September 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
January 27, 2017